Item 77Q(1)(g)

Touchstone Funds Group Trust

The following document is included in the Registrant's N-14 filed with the SEC on February 28, 2013, (SEC Accession No.
0001104659-13-016203) and is incorporated by reference herein:

Agreement and Plan of Reorganization, with respect to the Touchstone Short Duration Fixed Income Fund and the Touchstone
Ultra Short Duration Fixed Income Fund.